LIBBEY INC.
CEO RETENTION AWARD AGREEMENT
This CEO Retention Award Agreement (“Agreement”), dated December 16, 2013, is made by and between Libbey Inc., a Delaware corporation (“Company”), and Stephanie A. Streeter, the Chief Executive Officer of the Company (“Executive”).
WHEREAS, in recognition of the significant contributions that Executive has made to the Company as CEO and the resulting increase in shareholder value, and to incentivize and retain Executive as CEO of the Company, the Board of Directors deems it in the best interests of the Company and its shareholders to enter into this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows (capitalized terms used, but not defined, herein shall have the meaning set forth in the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan or any successor plan (the “Plan”)):
1.Grant of Stock Appreciation Rights
(a)Company hereby agrees to grant to Executive a number of Stock Appreciation Rights with an aggregate award value of $2,500,000 (the “Retention SARs”). The Retention SARs will be granted as of the date of this Agreement (the “Retention SARs Grant Date”). The number of Retention SARs granted shall be determined by dividing the applicable award value by the Black-Scholes value of a Share of Libbey Inc. common stock on the Retention SARs Grant Date. The Black-Scholes value shall be determined by using the average closing stock price over the 20 trading days preceding and including the Retention SARs Grant Date and a volatility assumption based on the lesser of 50% or the ASC 718 volatility used for accounting purposes.
(b)The Grant Price of the Retention SARs shall be the closing price of a Share reported on the NYSE MKT exchange on the Retention SARs Grant Date. Each SAR entitles the Executive to receive, upon exercise, an amount equal to the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Grant Price. The Retention SARs will be settled in cash.
(c)All of the Retention SARs shall vest and become exercisable on December 31, 2018.
(d)The Retention SARS will expire on the tenth (10th) anniversary of the Retention SARs Grant Date (the “Expiration Date”).
(e)The Retention SARs will be evidenced by an Award Agreement as contemplated by the Plan.
2.Grant of Restricted Stock Units
(a)The Company hereby agrees to grant to Executive a number of Restricted Stock Units with an aggregate award value of $2,500,000 (the “Retention RSUs”). The Retention RSUs will be granted in February 2014 at the time the Compensation Committee makes annual grants of equity awards (the “Retention RSUs Grant Date”). The number of Retention RSUs granted shall be determined by dividing the award value by the average stock price over the 20 trading days preceding and including the Retention RSUs Grant Date.
(b)All of the Retention RSUs shall vest on December 31, 2018 (the “Vesting Date”).
(c)Subject to Section 5(b) hereof (pertaining to the withholding of taxes), as soon as practicable after the Vesting Date, and in no event later than 30 days after such date, the Company shall deliver to the Executive or her personal representative, an amount in cash equal to the Fair Market Value of a Share on the Vesting Date or the date of Executive’s Termination of Employment, as applicable, for each Retention RSU.
(d)The Retention RSUs will be evidenced by an Award Agreement as contemplated by the Plan.
3.Termination of Employment.
(a)Termination without Cause, Due to Death or Disability or for Good Reason. If the Executive’s continuous service is terminated by the Company without Cause, as a result of the Executive’s Permanent Disability or Executive’s death or by Executive for Good Reason (as such terms are defined in Executive’s employment agreement), (i) all of the Retention SARs will become immediately exercisable, and the Executive, or her estate, may exercise the Retention SARs, but only within such period of time ending on the earlier of (a) the date one year following the Executive's Termination of Employment or (b) the Expiration Date; and (ii) all of the Retention RSUs will immediately vest in full.

(b)Termination for Cause or Other Events of Termination. If the Executive's Continuous Service is terminated by the Company for Cause or by the Executive for any reason other than those set forth in paragraphs 3(a), then (i) the Retention SARs granted (whether vested or unvested) shall immediately terminate and cease to be exercisable; and (ii) any unvested Retention RSUs shall be forfeited.
4.Additional Covenants and Remedies for Breach.
(a)Non-Competition. In consideration of and in connection with the benefits provided to the Executive under this Agreement and in order to protect the goodwill of the Company, the Executive hereby agrees that if the Executive's employment is terminated, then, unless the Company otherwise agrees in writing, for a period of 24 months following such termination, the Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any entity engaged in a business which sells, in competition with the Company and its affiliates, the same type of products as sold by the Company, including without limitation glass tableware, ceramic dinnerware, metal flatware and plastic supplies to the foodservice industry other than as a shareholder or beneficial owner owning five percent or less of the outstanding securities of a public company. Without limiting the foregoing, currently the following business operations among others sell, in competition with the Company and its affiliates, the same type of products as sold by the Company and its affiliates: Arc International and its affiliates; EveryWare Global, Inc. and its affiliates; and any glass tableware manufacturer, seller or importer for the products of Luigi Bormioli, Bormioli Rocco Casa SpA, the Kedaung group of companies or for the Sisecam group of companies, including Pasabahḉe.
(b)Non-Interference with Customer Accounts. Executive covenants and agrees that during employment and the 24 month period following termination, except as may be required by Executive's employment by the Company, Executive shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of the Company with respect to any product, business activity or service which is competitive with any product, business, activity or service of the type sold or provided by the Company.
(c)Non-Recruitment. The Executive acknowledges that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during employment and the 24 month period following termination, the Executive shall not either for the Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture owner or shareholder or otherwise on behalf of any other person, firm or corporation directly or indirectly entice, solicit, attempt to solicit, or seek to induce or influence any Officer or employee of the Company to leave her employment with the Company or to offer employment to any person who on or during the six month period immediately preceding the date of such solicitation or offer was an employee of the Company; provided, however, that this Section 4(c) shall not be deemed to be breached with respect to an employee or former employee of the Company who responds to a general advertisement seeking employment or who otherwise initiates contact for the purpose of seeking employment.
(d)Remedies. The Executive acknowledges and agrees that if Executive breaches the covenants set forth in paragraphs (a), (b) and (c), the following remedies (which are not exclusive) will apply: (i) any Retention SARs granted (whether vested or unvested) shall immediately terminate and cease to be exercisable, (ii) all of the Retention RSUs, whether or not vested, shall be forfeited, and (iii) the Company may recover from Executive an amount equal to any amounts paid or deferred by the Executive in connection with the settlement of the Retention RSUs and any amounts paid or deferred by the Executive upon the exercise of the Retention SARs during the three year period prior to the later of: (i) the date the breach is discovered; (ii) the date of notice of termination of Executive’s Continuous Service, or (iii) the date of termination of Executive’s Continuous Service.
5.Miscellaneous Provisions.
(a)Company Recovery of Compensation. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
(b)Payment of Taxes. Except as specifically provided for in this Agreement, to the extent that any taxes become payable by the Executive by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse the Executive for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due under this Agreement to the Executive shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.
(c)Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.
(d)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed entirely within that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern. The parties irrevocably agree that all actions to enforce an arbitrator's decision pursuant to Section 11(l) shall be instituted and litigated only in federal, state or local courts sitting in Toledo, Ohio and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.
(e)Waiver of Jury Trial. The parties hereby waive, release and relinquish any and all rights they may have to a trial by jury with RESPECT to any actions TO ENFORCE AN ARBITRATOR'S DECISION PURSUANT TO SECTION 5.
(f)Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
(g)Amendment. Except as set forth in Section 4(b) above, this Agreement shall not be changed or amended unless in writing and signed by both the Executive and the Chairman of the Board of Directors or unless amended by the Company in any manner provided that the rights and benefits of the Executive shall not be diminished by any amendment made by the Company without the Executive's written consent to such amendment.
(h)Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Toledo, Ohio, administered by the American Arbitration Association (the "AAA"), in accordance with AAA's Employment ADR Rules. There shall be a single arbitrator, selected in accordance with AAA rules, who shall be currently licensed to practice law in a State in the United States. The arbitrator's decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The arbitrator's fees and expenses shall be paid by the Company.
(i)Attorney's Fees. If the Executive prevails in any arbitration or other proceeding, including without limitation any proceeding to enforce an arbitration award, any legal action and any appeal in connection with this Agreement, the Company shall reimburse the Executive reasonable attorneys' fees and other costs within a reasonable time after the same are incurred in addition to any other relief to which the Executive may be entitled.
(j)Coordination with Deferred Compensation Plans. If and to the extent that the Executive has elected, pursuant to the Executive Deferred Compensation Plan or any other non-qualified deferred compensation plan (such plans being referred to as "deferred compensation plans"), to defer receipt of any compensation, the terms of the applicable deferred compensation plan shall govern as to the events upon which compensation that is subject to a deferral election is distributed to the Executive and the timing of any such distribution. However, the terms of this Agreement shall govern as to whether (and, if so, the extent to which) amounts that are subject to deferral elections have been earned or deemed earned at the time of any distribution event contemplated by the relevant deferred compensation plan.
(k)Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.
IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

LIBBEY INC.
	By:	/s/ Susan Allene Kovach
Susan Allene Kovach
	Its:	Vice President, General Counsel & Secretary
/s/ Stephanie Streeter
Executive: Stephanie Streeter

3